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                                    AGREEMENT
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         This Agreement (the "Agreement") is made as of April 17, 2002 by and between Robert L. Stevens, 403 Waynesbrooke Road, Berwyn, PA 19312 ("Stevens"), and George Connell, 121 Cheswold Lane, Haverford, PA 19041 ("Connell").

         1. On the terms and subject to the conditions set forth in this Agreement, Stevens hereby sells, conveys and transfers to Connell, and Connell hereby purchases and acquires from Stevens, One Hundred Forty Two Thousand Five Hundred (142,500) shares of Common Stock of Bryn Mawr Bank Corporation (the "Company"), par value $1.00 per share (the "Shares"), for an aggregate purchase price of Five Million One Hundred Thirty Thousand Dollars ($5,130,000) (the "Purchase Price").

         2. Connell shall pay the Purchase Price by wire transfer of immediately available funds to the account of Stevens at Bryn Mawr Trust Company in accordance with instructions provided by Stevens.

         3. In connection with the purchase under this Agreement, Connell represents to Stevens as follows:

            (a) Experience. Connell is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission, and he is able to fend for himself in transactions such as this, has such knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests and the ability to bear the economic risks of the investment.

            (b) Investment. Connell is acquiring the Shares for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. He understands that the sale of the Shares pursuant to the Agreement has not been registered under the Securities Act or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Connell's representations as expressed herein. Connell further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to the Shares.

            (c) Rule 144. Connell acknowledges and understands that the Shares constitute "restricted securities" and that he must bear the economic risk of this investment for an indefinite period of time unless the Shares are subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available. He understands that any transfer agent of the Company will be issued stop-transfer instructions with respect to the Shares unless such transfer is subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available. Connell covenants that, in the absence of an effective registration

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statement covering the Shares in question, Connell will sell, transfer or otherwise dispose of the Shares only in an manner consistent with Connell's representations and covenants set forth herein.

             (d) Brokers. Connell has not retained any investment banker, broker or finder in connection with the purchase of the Shares.

         4. Stevens and Connell agree to deliver such additional documents and instruments as may be necessary or convenient to more fully vest title in the Shares in Connell.

         5. This Agreement shall be governed as to validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

WITNESS:

Jason Winans                        /s/ Robert L. Stevens
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                                        Robert L. Stevens

/s/ Leo Karwejna                    /s/ George W. Connell by Binney Wietlisbach
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                                        George W. Connell by Binney Wietlisbach

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